EXHIBIT 23.3

CONSENT OF JOHN T. BOYD COMPANY

John T. Boyd Company hereby consents to the references to our firm in the Prospectus, which is part of this Registration Statement on Form S-1 (Registration No. 333-150262). We hereby further consent to the use of information contained in our report, dated as of May 13, 2008, relating to estimates of coal reserves.

John T. Boyd Company

By:	/s/ Ronald L. Lewis
Name: Ronald L. Lewis
Title: Managing Director and COO

Dated: June 19, 2008